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     CONTACT:
     Richard T. Takata, President & CEO
     Ronald P. Maccarone, Chief Financial Officer
     (425) 227-5740

               EAGLE HARDWARE & GARDEN ANNOUNCES CALL OF 6 1/4%
                     CONVERTIBLE SUBORDINATED DEBENTURES

     RENTON, Washington (December 29, 1998) -- Eagle Hardware & Garden, Inc. (Nasdaq NM:EAGL) announced today that it will call for redemption on January 29, 1999 all of its outstanding 6 1/4% Convertible Subordinated Debentures Due 2001.

          The redemption price of the debentures is 102.68% of the principal amount plus accrued and unpaid interest to January 29, 1999, or $1,050.41 for each $1,000 principal amount of debentures.

          Debenture holders also have the option of converting their debentures into Eagle Hardware & Garden common stock at a conversion price of $18.00 per share (or 55.5556 shares for each $1,000 principal amount of debentures). Based on the last reported sale price of Eagle Hardware & Garden common stock on The Nasdaq Stock Market on December
     28, 1998 ($32.125), this number of shares has a market value of $1,784.72 (including cash in lieu of fractional shares). Accrued interest will not be paid upon conversion of debentures. The conversion privilege expires on January 28, 1999 at 5:00 p.m. Eastern Standard Time.

          The aggregate principal amount of debentures outstanding at the close of business on December 28, 1998 was approximately $86 million.

          Details concerning the terms and conditions of redemption or conversion are described in a notice being mailed to debenture holders. Redemption and conversion transactions will be handled by U.S. Bank Trust National Association.

          Eagle Hardware & Garden operates 35 warehouse home improvement centers in ten western states. The Company's home centers average

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     129,000 square feet of retail selling space and feature over 70,000 products under its "More of Everything"-Registered Trademark-merchandising philosophy.

          On November 22, 1998, the Company announced the signing of a definitive merger agreement with Lowe's Companies, Inc., the nation's second largest retailer of home improvement products, pursuant to which the Company would become a wholly-owned subsidiary of Lowe's. The transaction is subject to certain regulatory approvals and other conditions and is currently expected to close in the first quarter of fiscal 1999.

          Some of the information in this press release constitutes forward-looking statements. These statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. These risks include, among others, the highly competitive environment in the retail home improvement industry, the effect of general economic conditions and weather in the Company's markets and the Company's ability to achieve its expansion plans and successfully manage growth. These risks are described in detail in the Company's Annual Report on Form 10-K and other SEC filings.